Exhibit 99.1
ROYAL BANK AMERICA PARENT CO. ISSUES 51ST CONSECUTIVE QUARTERLY CASH DIVIDEND
NARBERTH, PA—( January 18, 2008) — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) today announced that its Board of Directors has declared a quarterly cash dividend for the first quarter of 2008 of $0.15 per share for holders of Class A common stock and $0.1725 cents per share for holders of Class B common stock. The record date is January 30, 2008, and the payment date is February 13, 2008. The quarterly dividend represents a reduction from the prior quarter’s dividend of $0.2875 per share for Class A shares and $0.330625 per share for Class B shares.
“The Board of Directors felt it prudent, given current economic conditions and the outlook for the banking industry in general, to reduce the dividend to be more in line with 2008 earnings expectations. The new dividend yield, currently in excess of 5%, places us in the top tier of our community bank peers,” stated Joseph P. Campbell, President and CEO of Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc. Chairman Robert R. Tabas added, “Unlike some of the larger banks in the news for cutting their dividend to preserve capital, our Board’s decision was not based on this need. The Board believes that dividends should maintain proportionality to earnings, and as such this decision is the right one for the long-term interests of the bank and our shareholders.”
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, operates sixteen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and six locations in metro-Philadelphia, Northern New Jersey and New York under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank, along with Royal’s other affiliates, offer a wide variety of products and services, including commercial real estate loans, asset based lending, structured financing, equipment leasing, equity/mezzanine lending, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.
The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.